Exhibit 8.2

November 22, 2016

Re:	Registration Statement on Form F-4

26 Chin Third Road

Nantze Export Processing Zone

Nantze, Kaohsiung, Taiwan

Republic of China

Dear Ladies and Gentlemen:

We are acting as United States counsel for Advanced Semiconductor Engineering, Inc. (the “Company”), a company incorporated in the Republic of China, in connection with the preparation of the registration statement on Form F-4 (the “Registration Statement”), and the related proxy statement/prospectus (the “Prospectus”) with respect to a share exchange (the “Share Exchange”) pursuant to which a new holding company, ASE Industrial Holding Co., Ltd. (“HoldCo”), formed under the laws of the Republic of China, will acquire all issued and outstanding shares of the Company in exchange for shares of HoldCo pursuant to a joint share exchange agreement entered into between the Company and Siliconware Precision Industries Co., Ltd. on June 30, 2016 under the laws of the Republic of China. The Company is filing the Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). All terms not otherwise defined herein shall have the meanings ascribed to them in the Prospectus.

We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of our opinion.

We hereby confirm that our opinion as to the material U.S. federal income tax consequences of the Share Exchange to U.S. Holders of ASE Common Shares or ASE ADSs and the ownership of HoldCo Common Shares or HoldCo ADSs received in such exchange is set forth in full under the caption “Special Factors—Certain ROC and U.S. Federal Income Tax Consequences of the Share Exchange for Holders of ASE Common Shares or ADSs—United States Taxation” in the Prospectus.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the caption “Special Factors—Certain ROC and U.S. Federal Income Tax Consequences of the Share Exchange for Holders of ASE Common Shares or ADSs—United States Taxation” in the Prospectus included in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this letter.

In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Davis Polk & Wardwell